Exhibit n

Calamos Investment Trust

Multiple Class Plan Pursuant to Rule 18f-3

(as amended and restated as of January 30, 2019)

APPLICABLE RULES AND REGULATIONS

Rule 18f-3, Investment Company Act of 1940 (the “1940 Act”)

OBJECTIVES OF PLAN

The Calamos Investment Trust (the “Trust”) Multiple Class Plan Pursuant to Rule 18f-3 (the “Plan”) is designed to set forth the separate arrangement and expense allocation of each class of shares, as applicable.

SCOPE / FUNCTIONAL APPLICABILITY

The Plan covers the series of the Trust (each a “Fund” and, collectively, the “Funds”) that have multiple share classes registered under the 1940 Act.

INTRODUCTION / DEFINITION / PLAN STATEMENT

The Funds hereby adopt the Plan pursuant to Rule 18f-3 under the 1940 Act, setting forth the separate arrangement and expense allocation of each class of shares in each Fund, as applicable. This plan supersedes all prior plans adopted pursuant to Rule 18f-3. The Funds may offer classes of shares authorized for issuance by the Board of Trustees.

PLAN DETAILS

Summary of Requirements under Regulation

Under Rule 18f-3, registered investment companies that have multiple share classes must prepare, and fund directors must approve, a written plan setting forth the separate arrangement and expense allocation of each class, as well as any related conversion features or exchange privileges.

CLASS EXPENSES

Each class of shares shall bear the expenses of its respective 12b-1 plan, certain class-related litigation and extraordinary expenses and certain other Board approved expenses, if any, to the particular class (“Class Expenses”).

SHAREHOLDER EXPENSES

Specific shareholders within a share class may be subject to initial or contingent deferred sales charges. The shareholder service and distribution fees and the initial or contingent deferred sales charges applicable to a particular class are as set forth in each Fund’s then-current registration statement, as the registration statement may be supplemented from time-to-time, consistent with this Plan.

VOTING RIGHTS

Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its class and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

BOARD REVIEW AND APPROVAL

The Board of Trustees initially approved this Plan based on a determination that this Plan is in the best interests of each class of shares individually and collectively for the Funds.

The Board of Trustees shall approve any material amendments to the Plan. Any material amendment of this Plan shall require that a majority of the Board of Trustees, and a majority of the Trustees who are not interested persons, find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class individually and the Funds collectively, after reviewing such information as may be reasonably necessary to evaluate the Plan.

MATERIAL CONFLICTS

Any potential material conflicts among shareholders or different classes of the same Fund, and the ways in which such material conflicts are addressed, will be reported to the Board of Trustees.

EXCHANGE AND CONVERSION PRIVILEGES

Shareholders shall have such exchange and conversion privileges as set forth in each Fund’s then-current registration statement, consistent with this Plan. Exchange and conversion privileges may vary among classes and among shareholders. Any conversion shall be effected without the imposition of any sales load, fee, or other charges.

INCOME AND EXPENSE ALLOCATIONS

Income, realized gains and losses, unrealized appreciation and depreciation and expenses not attributed to a particular class of a Fund will be allocated on a consistent basis to each class of shares of that Fund based on the net assets of that class in relation to the total net assets of that Fund (“Relative Net Assets”), or, only in the case of daily dividend funds, income and fund-wide expenses are allocated based on the settled shares method, both as defined by Rule 18f-3, and realized gains and losses and unrealized appreciation and depreciation are based on Relative Net Assets. Class Expenses attributable to a particular class of shares will be allocated to that class.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by a Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to holders of a particular class of that Fund shall be different from that paid to holders of another class of that Fund only to the extent of Class Expenses borne by those class.